Vishay Precision Group Reports Second Quarter 2011 Results
  Net revenues increased 17.4% to $62.1 million, compared to the prior year quarter
  Book-to-bill ratio for the second quarter was 1.02
  Net earnings were $3.0 million, or $0.22 per diluted share
MALVERN, PA, August 3, 2011 (BUSINESS WIRE) -- Vishay Precision Group, Inc. (NYSE: VPG) ("VPG" or the “Company”), a leading producer of sensors based on resistive foil technology and sensor-based systems, today announced results for the second fiscal quarter ended July 2, 2011. VPG was spun-off from Vishay Intertechnology (NYSE: VSH) as an independent publicly traded company and began trading on the New York Stock Exchange in July 2010.

Net revenues for the second fiscal quarter of 2011 were $62.1 million, representing a 17.4% increase,over the $52.9 million of net revenues for the comparable prior year period. Net earnings for the second fiscal quarter of 2011 were $3.0 million or $0.22 per diluted share, versus net earnings of $4.0 million, or $0.30 per diluted share for the comparable prior year period (see Notes below). The change in net earnings largely reflects an increase in selling, general and administrative expenses associated with operating as an independent, publicly traded company with global operations.

Net revenues for the six fiscal months ended July 2, 2011 were $121.7 million, representing a 20.3% increase over the $101.1 million of net revenues for the comparable prior year period. Net earnings for the six fiscal months ended July 2, 2011 were $6.3 million, or $0.46 per diluted share, versus net earnings of $5.8 million, or $0.44 per diluted share for the comparable prior year period (see Notes below).

Commenting on the results, Ziv Shoshani, Chief Executive Officer of VPG, said, “The events during the second quarter were all diminished by the loss of Dr. Felix Zandman. He was the inventor of the foil technology products that are the foundation of VPG today. The VPG spin off from Vishay Intertechnology was the fulfillment of his vision to increase shareholder value for both companies and to grow VPG as a stand-alone company. Marc Zandman, our Chairman of the Board, and I are dedicated to carry on Dr. Zandman’s vision for Vishay Precision Group.”

Mr. Shoshani continued, "Our second quarter revenues were near the high end of our guidance, as overall business conditions continued to improve for both of our reportable segments. Our Foil Technology Products (FTP) segment revenues increased to $29.0 million in the second quarter, coming partially from advances in the precision instruments and test equipment markets. The FTP gross margin was 46.0% for the second quarter. The Weighing Modules and Control Systems (WMCS) segment revenues increased to $33.1 million, coming in part, from improving process weighing and force measurement sales. The gross margin for the segment was 26.4% for the second quarter.”

Our business continued to grow in the second quarter, with both reporting segments providing increased revenues across most of our markets. We are also beginning to see the effects of our design-in initiatives as more of our products are being adopted by our customers. The book-to-bill ratio for our second quarter of 1.02 confirms a stable demand for our products.

Outlook

We continue to see a sustainable business environment across our product portfolio and across all geographic regions. We are also enjoying significantly better sales than one year ago, an improvement which mainly came from scales manufacturing, process weighing, and onboard weighing markets. However, we expect that shipment of our products in the third quarter will be seasonally lower. Europe currently represents approximately 45% of our total revenues and we typically experience a slowdown in that region during the third quarter. We believe the anticipated business for our two segments will result in overall revenues for the third quarter in the range of $57 million to $61 million.

Mr. Shoshani concluded, “Our two key initiatives for 2011 are expected to enhance our organic growth by expanding our FTP segment’s product portfolio and lowering our cost base for our WMCS segment in 2012 and beyond. The first shipments of the new FTP product have already been completed as customers begin to place their initial orders. Revenues for the new product are expected to slowly ramp up over the next 3 to 4 quarters. The second project is the construction of a major offshore manufacturing facility, which will support the WMCS segment by providing a low-cost manufacturing base for transducer products. The construction is expected to be completed by the end of the year, with production beginning next year. We believe these two projects will help us achieve our long-term operational goals.”

Notes

Earnings per Share: Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology, Inc. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

Financial Presentation: The results of operations and earnings for the quarter and six fiscal months ended July 3, 2010 were derived in whole or in part from the historical consolidated financial statements of Vishay Intertechnology. Such results may not be indicative of the actual operating results that would have been realized had the Company operated as an independent, publicly traded company.

Conference Call and Webcast

A conference call and simultaneous audio webcast is scheduled for Wednesday, August 3, 2011 at 10:00 a.m. (ET). To access the conference call, interested parties may call toll-free 877-317-6789 or internationally +1-412-317-6789 and enter conference number: 1000-2177, or log on to the IR page of the VPG website at http://ir.vishaypg.com for listen-only mode.

A replay will be available approximately one hour after the completion of the call by calling toll-free 877-344-7529 or internationally +1-412-317-0088 and using the conference number: 1000-2177. The replay will also be available on the IR page of the VPG website at http://ir.vishaypg.com. It will be available via phone and website for a limited time.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, pressure and current measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors,and strain gages, which has served as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at http://www.vishaypg.com.

Forward Looking Statements

From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties in integrating acquired companies, the inability to realize anticipated synergies and expansion possibilities, unexpected costs or difficulties related to our July 2010 spinoff and other unanticipated conditions adversely affecting the operation of these companies; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies such as labor unrest or legal challenges to our lay-off or termination plans, underutilization of production facilities in lower-labor-cost countries, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements,whether as a result of new information, future events, or otherwise.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Fiscal quarter ended
	July 2,	July 3,
	2011	2010
Net revenues	$62,133	$52,914
Costs of products sold	40,043	32,932
Gross profit	22,090	19,982
Gross margin	35.6%	37.8%

Selling, general, and administrative expenses	17,083	13,831
Operating income	5,007	6,151
Operating margin	8.1%	11.6%

Other income (expense):
Interest expense	(77)	(109)
Other	(146)	44
Total other income (expense) - net	(223)	(65)

Income before taxes	4,784	6,086

Income tax expense	1,759	2,019

Net earnings	3,025	4,067

Less: net earnings attributable to noncontrolling interests	42	32

Net earnings attributable to VPG stockholders/parent	$2,983	$4,035

Basic earnings per share attributable to VPG stockholders/parent	$0.22	$0.30	(Note 1)

Diluted earnings per share attributable to VPG stockholders/parent	$0.22	$0.30	(Note 1)

Weighted average shares outstanding - basic	13,341	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,820	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Summary of Operations
(Unaudited - In thousands, except per share data)

	Six fiscal months ended
	July 2,	July 3,
	2011	2010
Net revenues	$121,658	$101,089
Costs of products sold	78,558	64,059
Gross profit	43,100	37,030
Gross margin	35.4%	36.6%

Selling, general, and administrative expenses	33,416	27,038
Operating income	9,684	9,992
Operating margin	8.0%	9.9%

Other income (expense):
Interest expense	(157)	(316)
Other	134	40
Total other income (expense) - net	(23)	(276)

Income before taxes	9,661	9,716

Income tax expense	3,272	3,846

Net earnings	6,389	5,870

Less: net earnings attributable to noncontrolling interests	113	59

Net earnings attributable to VPG stockholders/parent	$6,276	$5,811

Basic earnings per share attributable to VPG stockholders/parent	$0.47	$0.44	(Note 1)

Diluted earnings per share attributable to VPG stockholders/parent	$0.46	$0.44	(Note 1)

Weighted average shares outstanding - basic	13,340	13,332	(Note 1)

Weighted average shares outstanding - diluted	13,815	13,332	(Note 1)

Note 1 - Earnings per Share
Until July 6, 2010, the operations comprising VPG's business were wholly owned by various subsidiaries of Vishay Intertechnology. As of the date of the spin-off, VPG issued 13.3 million shares of capital stock. This share amount is being utilized for the calculation of basic earnings per common share for periods presented prior to July 6, 2010 as no common stock of the Company existed prior to July 6, 2010. For periods prior to July 6, 2010, the same number of shares is being used for diluted earnings per common share as for basic earnings per common share as no common stock of the Company existed prior to July 6, 2010 and no dilutive securities of the Company were outstanding for any prior period.

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Balance Sheets
(Unaudited - In thousands)

	July 2,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$79,943	$82,245
Accounts receivable, net	38,710	33,988
Net inventories	49,176	48,337
Deferred income taxes	4,154	4,022
Prepaid expenses and other current assets	8,657	5,540
Total current assets	180,640	174,132

Property and equipment, net	48,235	46,747
Intangible assets, net	13,257	14,500
Other assets	13,490	13,334
Total assets	$255,622	$248,713

Liabilities and equity
Current liabilities:
Notes payable to banks	$735	$85
Trade accounts payable	12,522	11,537
Payroll and related expenses	11,155	12,554
Other accrued expenses	7,434	8,680
Income taxes	2,601	4,847
Current portion of long-term debt	178	-
Total current liabilities	34,625	37,703

Long-term debt	11,495	11,692
Deferred income taxes	4,210	4,212
Other liabilities	7,780	7,468
Accrued pension and other postretirement costs	10,778	10,708
Total liabilities	68,888	71,783

Commitments and contingencies

Equity:
Common stock	1,231	1,231
Class B convertible common stock	103	103
Capital in excess of par value	180,585	180,142
Retained earnings	12,170	5,894
Accumulated other comprehensive income (loss)	(7,598)	(10,585)
Total Vishay Precison Group, Inc. stockholders' equity	186,491	176,785
Noncontrolling interests	243	145
Total equity	186,734	176,930
Total liabilities and equity	$255,622	$248,713

VISHAY PRECISION GROUP, INC.
Combined and Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	July 2,	July 3,
	2011	2010
Operating activities
Net earnings	$6,389	$5,870
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	5,612	5,989
Loss (gain) on disposal of property and equipment	28	(7)
Share-based compensation expense	476	72
Inventory write-offs for obsolescence	965	676
Other	(3,181)	3,175
Changes in operating assets and liabilities	(10,020)	(6,384)
Net cash provided by operating activities	269	9,391

Investing activities
Purchase of property and equipment	(5,098)	(3,884)
Proceeds from sale of property and equipment	134	128
Net cash used in investing activities	(4,964)	(3,756)

Financing activities
Principal payments on long-term debt and capital lease obligations	(45)	(129)
Net changes in short-term borrowings	652	521
Distributions to noncontrolling interests	(15)	(16)
Transactions with Vishay Intertechnology	-	4,695
Net cash provided by financing activities	592	5,071

Effect of exchange rate changes on cash and cash equivalents	1,801	(2,919)

(Decrease) increase in cash and cash equivalents	(2,302)	7,787
Cash and cash equivalents at beginning of period	82,245	63,192
Cash and cash equivalents at end of period	$79,943	$70,979

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SOURCE: Vishay Precision Group, Inc.

Vishay Precision Group, Inc.
Michael Sheaffer
Investor Relations
484-321-5327
Investors@VishayPG.com